Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Century Communities, Inc. for the registration of $1,000,000,000 in common stock, preferred stock, debt securities, warrants and units, and to the incorporation by reference therein of our report dated March 5, 2015, with respect to the consolidated financial statements of Century Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

June 29, 2015